Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form F-3 of our report dated February 13, 2025, with respect to the consolidated financial statements of Aurelion Inc. (formerly known as “Prestige Wealth Inc.”, referred as “the Company”), as of September 30, 2024 and 2023, and for each of the two years then ended September 30, 2024, in which our report expresses an unqualified opinion and includes explanatory paragraph relating to substantial doubt on the Company’s ability to continue as a going concern, appearing in this Amendment No. 1 to Form F-3. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Summit Group CPAs, P.C. (formerly known as “Yu Certified Public Accountant, P.C.”)

New York, New York

December 19, 2025